Exhibit 2

UNITED MEXICAN STATES

Global Medium-Term Notes, Series A
Due Nine Months or More from Date of Issue

€750,000,000 5.500% Global Notes due 2020

Terms Agreement

November 15, 2004

Secretaría de Hacienda y Crédito Público
Unidad de Crédito Público
Palacio Nacional
Patio Central, 3er Piso
Oficina 3010
Colonia Centro
México D.F. 06000
México

     Subject in all respects to the terms and conditions contained in the Amended and Restated Selling Agency Agreement, dated December 1, 2003 (the “Selling Agency Agreement”), between the United Mexican States (“Mexico”) and the agents named therein (the “Agents”), and as modified by the terms and conditions hereof, each of the managers identified on Annex I hereto (the “Managers”) severally and not jointly agrees to purchase, and Mexico agrees to sell to each of them, the principal amount set forth next to such Manager’s name in Annex I hereto of 5.500% Global Notes due 2020 (the “Notes”) of Mexico, having the terms set forth in the Pricing Supplement dated the date hereof attached hereto as Annex II (the “Pricing Supplement”), at the Purchase Price set forth in the Pricing Supplement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pricing Supplement and the Selling Agency Agreement. All of the provisions of the Selling Agency Agreement are incorporated herein by reference, as modified by the additional terms set forth below:

Closing Date and Time:	10:00 a.m. (New York time) on November 22, 2004

Payment:	The Managers will pay or cause to be paid to Mexico the Purchase Price for the Notes (being the aggregate amount payable for the Notes calculated at the Issue Price for the Notes, plus accrued interest on the Notes, if any, from November 22, 2004, and less the discount for the Notes specified in the Pricing Supplement). Such payment shall be made in euro in immediately available funds to an account designated by Mexico.

Place of Delivery of Notes:	The Closing shall be held at the New York office of Cleary, Gottlieb, Steen & Hamilton.

Period during which additional External Indebtedness may not be sold pursuant to Section 4(r) of the Selling Agency Agreement:	None.

Force Majeure Provision:		Section 9(b)(i) of the Selling Agency Agreement

	X	Section 9(b)(ii) of the Selling Agency Agreement

Stabilization:	Credit Suisse First Boston (Europe) Limited may, to the extent permitted by applicable law, over-allot or effect transactions in the open market or otherwise in connection with the distribution of the Notes with a view to stabilizing or maintaining the market price of the Notes at levels other than those which might otherwise prevail in the open market, but in doing so Credit Suisse First Boston (Europe) Limited shall act as principal and not as agent of Mexico. Such transactions, if commenced, may be discontinued at any time. As between Mexico and Credit Suisse First Boston (Europe) Limited, any loss resulting from stabilization shall be borne, and any profit arising therefrom shall be retained, by Credit Suisse First Boston (Europe) Limited.

Expenses:	The Managers have agreed to pay certain of Mexico’s expenses as set out in the letter dated as of November 15, 2004, signed by the Managers.

Other Provisions:	In connection with the purchase of the Notes by the Managers for resale pursuant to Section 2 of the Selling Agency Agreement, Mexico hereby appoints Banco Bilbao Vizcaya Argentaria, S.A., Deutsche Bank AG London and Dresdner Bank AG London Branch as Additional Agents (as such term is defined in the Selling Agency Agreement) for the purpose of the transaction described herein.

     Section 15 of the Selling Agency Agreement (relating to the submission to the jurisdiction of any state or federal court in the Borough of Manhattan in The City of New York by the parties thereto) is incorporated by reference herein, except that all references therein to “this Agreement” shall be deemed references to this Terms Agreement.

     THIS TERMS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, EXCEPT THAT ALL MATTERS GOVERNING AUTHORIZATION AND EXECUTION OF THIS AGREEMENT BY MEXICO SHALL BE GOVERNED BY THE LAW OF MEXICO.

     This Terms Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED

By:	/s/ Samantha Riley Name: Samantha Riley Title: Vice President

DEUTSCHE BANK AG LONDON

By:	/s/ Peter Zabel Name: Peter Zabel Title: Director and Senior Counsel

By:	/s/ Robert Mueller Name: Robert Mueller Title: Assistant Vice President and Counsel

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Ignacio Garijo-Garde Name: Ignacio Garijo-Garde Title: Director

DRESDNER BANK AG LONDON BRANCH

By:	/s/ C. K. Hollingsworth Name: C. K. Hollingsworth Title: Director

By:	/s/ Alexander Braunleder Name: Alexander Braunleder Title: Vice President

GOLDMAN SACHS INTERNATIONAL

By:	/s/ Francesca McWilliams Name: Francesca McWilliams Title: Authorized Signatory

Accepted:

UNITED MEXICAN STATES

By:	/s/ Daniel Muñoz Díaz
Name: Daniel Muñoz Díaz
	Title:	Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit

Annex I

Managers	Principal Amount of Notes
Credit Suisse First Boston (Europe) Limited	€337,500,000
Deutsche Bank AG London	337,500,000
Banco Bilbao Vizcaya Argentaria, S.A.	25,000,000
Dresdner Bank AG London Branch	25,000,000
Goldman Sachs International	25,000,000
Total	€750,000,000